Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF RESTATED CERTIFICATE OF INCORPORATION

OF

PAIN THERAPEUTICS, INC.

Pain Therapeutics, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby adopts this Certificate of Amendment (this “Certificate of Amendment”), which amends its Restated Certificate of Incorporation (the “Certificate of Incorporation”), as described below, and does hereby further certify that:

FIRST:  The Board of Directors of the Corporation duly adopted a resolution proposing and declaring advisable the amendment to the Certificate of Incorporation described herein, and the Corporation’s stockholders duly adopted such amendment, all in accordance with the provisions of Section 242 of the DGCL.

SECOND:  Article Fourth of the Certificate of Incorporation is hereby amended by adding the following paragraph to follow the first paragraph of such article and to precede the second paragraph of such article:

“Effective as of the close of business, Eastern Time, on the date of filing of this Certificate of Amendment with the Secretary of State of the State of Delaware (the “Effective Time”), every seven (7) outstanding shares of the Corporation’s Common Stock, par value $0.001 per share, shall automatically and without any action on the part of the respective holders thereof be exchanged and combined into one (1) share of Common Stock, par value $0.001 per share. At the Effective Time, there shall be no change in the number of authorized shares that the Corporation shall have the authority to issue. No fractional shares shall be issued in connection with the exchange. In lieu thereof, any person who holds a fraction of one (1) share of Common Stock after the exchange shall be entitled to receive one (1) share of Common Stock.”

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 9th  day of May, 2017.

By:
Authorized Officer

Title:	Chairman, President & CEO
Name:	Remi Barbier